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                                                                    EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Primark Corporation on Form S-3 of our report dated February 11, 2000 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting for derivative financial instruments to adopt Statement of Financial Accounting Standards No. 133), incorporated by reference in the Annual Report on Form 10-K of Primark Corporation for the year ended December 31, 1999, to the incorporation by reference of our report dated February 11, 2000, appearing in the Annual Report on Form 10-K of Primark Corporation for the year ended December 31, 1999 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP

Boston, Massachusetts

July 12, 2000